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                                                                     Exhibit 4.4

                                PROMISSORY NOTE
                                ---------------

Shawnee Mission, Kansas
December 23, 1996                                                   $123,947,000


     For value received, Waddell & Reed Financial Services, Inc., a Missouri corporation ("Maker"), hereby promises to pay on or before May 1, 2000 to United Investors Management Company, a Delaware corporation, ("Payee"), or registered assigns, at its executive offices in Wilmington, Delaware, or such other place as the Payee may designate in writing, up to the principal sum of One Hundred Twenty-Three Million, Nine Hundred Forty-Seven Thousand Dollars (123,947,000) together with interest at the rate of six percent (6%) per annum from the date hereof until maturity on the unpaid principal balance, such interest being calculated on a 30-360 day basis and being payable semiannually in arrears May 1 and November 1 commencing May 1, 1997.

     Maker shall have the right to prepay, without penalty or premium, all or a portion of the principal in increments of $5,000,000 at any time after the date hereof, upon twenty-four (24) hours notice delivered to the Payee at its designated address, by the payment of the amount fixed for prepayment together with interest accrued to the prepayment date on such prepaid principal.

     Maker and each surety, endorser, guarantor, and other party ever liable for a payment of any sums of money payable on this note, jointly and severally, waive presentment, demand, protest and notice of protest and agree that their liability under this note shall not be affected by any renewal or extension in the time of payment hereof, or by any indulgences, or by any reason of change in any security for the payment of this note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

     This note and the provisions thereof are to be construed according to and are to be governed by the laws of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned, Waddell & Reed Financial Services, Inc., has caused this note to be duly executed under its hand and seal as of the day and year first above written.

                                   WADDELL & REED FINANCIAL SERVICES, INC.

                                   By: /s/ Robert L. Hechler
                                       --------------------------------------
                                       Vice President